EMPLOYEE STOCK OPTION PLAN OF AMERICATOWNE, INC.

Pursuant to a Resolution of the Board of Directors for AmericaTowne, Inc., passed at a meeting on January 8, 2015, the following shall constitute the terms and conditions of the Employee Stock Option Plan (the "ESOP") of the corporation; the intent of the plan being to allow the corporation to issue incentive stock options under the relevant regulations of the Internal Revenue Code:

     1. NUMBER OF SHARES. The maximum number of shares, which may be made subject to options under this plan, shall be 3,806,376.

     2. ADMINISTRATION OF PLAN. The plan shall be administered by a committee entitled the "AmericaTowne ESOP Committee" and shall consist of two members, appointed by the Board of Directors, who at the time of implementation of the ESOP shall be Alton Perkins and Mabiala T. Phuati. Such committee shall consist solely of directors who are not eligible to participate in the plan, and further, were not eligible to participate in the plan within the year prior to their appointment, and shall determine the employees of the corporation who shall be entitled to participate in the plan, and determine such rules and regulations as may be necessary to administer the plan.

          2.1. The committee shall meet from time to time in its discretion, and may employ such legal, accounting and other staff as the committee may determine are necessary to properly discharge it duties.

          2.2. The board of directors of the corporation shall be entitled to review all actions of the ESOP committee except that the Board of Directors may not increase the number of options which may be granted to an employee by the committee, or to grant options to employees not selected by the ESOP committee.

     3. OPTIONS. The committee may from time to time grant options; provided, however, that all such options shall be subject to the following conditions: (a) that the purchase price of the shares of stock shall be 100% of the fair market price of the stock on the date that the options are granted, (b) the stock option shall be exercised no later than twelve months after issuance, (c) in the event of the termination of the employee due to death or disability, that the option may be exercised no more than six months after the date of death or disability, (d) in the event of the termination of the employee for any other reason, that no option may be exercised more than three months from the date of such termination, (e) the aggregate fair market value of the options granted herein shall not exceed $400,000 per fiscal year; however, any sums not used shall carry forward to subsequent fiscal years, and the value of the options granted shall be determined as of the date that each option is granted, and (f) adopt and enforce such other regulations or policies as may be required for the options to qualify as incentive stock options under the Internal Revenue Code.

          3.1. In the event that as of the date when an option is granted, any employee owns stock representing 10% or more of the shares eligible to vote and an option is granted to such employee, the minimum option price shall be 110% of the fair market value at the time of granting of the option.

          3.2. The ESOP committee may grant new options to an employee who has previously received options. However, such new options shall not be exercisable until all previously granted stock options have been exercised or have terminated due to lapse of time. The purchase price of such options shall be 100% of the fair market value of the shares on the date that the option is granted.

          3.3. The ESOP committee shall have the right to structure the options as it sees fit, including exercise in installments. The ESOP committee may also provide for the acceleration of the options in the event that: (a) the corporation is being acquired, which shall be defined as the purchase of sufficient shares to elect a majority of the board of directors of the corporation through a tender offer or any equivalent offer, contract or scheme; a merger of the corporation into another corporation, whether or not the corporation survives; or, (b) if in the judgment of the ESOP committee the corporation is being acquired by another corporation; which judgment shall be final.

          3.4. Prior to the exercise of any option, the committee may require that the employee execute such instruments or provide opinions of counsel as to the legality of the exercise of the option. In addition, the ESOP committee, may at its discretion employ such legal or accounting experts as it may determine necessary or useful and obtain such opinions as it may deem fit. The corporation shall not be required to fulfill any option when in the opinion of its counsel, which shall be final, the fulfillment of the same shall violate any regulations or laws applicable to such transactions by any state or the federal government or other authority.

          3.5. If the corporation is recapitalized, such as by a stock split, reorganization, reclassification or other forms of capital adjustments, the committee shall have the right to make equitable adjustments to the options, which determination shall be final.

     4. NO RIGHT TO HYPOTHECATE. No right under the plan may be sold, assigned, pledged, or otherwise disposed of by the employee. In the event of the employee's death, the options may be passed by the laws of wills or intestacy applicable to the employee. During the lifetime of the employee, only the employee or the employee's legal representative may exercise any options granted herein.

     5. AMENDMENT OF THE PLAN. The plan may be amended or discontinued by the Board of Directors at any time. The following amendments shall require the approval by the majority of shareholders: (a) the change in the maximum number of shares of common stock, which may be sold under the plan (except for those related to recapitalization as described above), and (b) the requirements for eligibility in the plan or the benefits accruing to the beneficiaries under the plan. No amendment or modification shall be entered into which will operate adversely on the tax affects of previous options.

Dated: January 5, 2015

/s/Alton Perkins
Alton Perkins
Chairman of the Board
Chief Executive Officer/President
ESOP Committee Member

/s/Mabiala T. Phuati
Attest: Mabiala T. Phuati
Vice President Worldwide Operations
ESOP Committee Member